Exhibit 4.1

HEALTHPEAK PROPERTIES, INC.

TWELFTH SUPPLEMENTAL INDENTURE

Dated as of November 24, 2021

to the

INDENTURE

Dated as of November 19, 2012

2.125% SENIOR NOTES DUE 2028

The Bank of New York Mellon Trust Company, N.A.

Trustee

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TWELFTH SUPPLEMENTAL INDENTURE, dated as of November 24, 2021 (this “Supplemental Indenture”), by and between HEALTHPEAK PROPERTIES, INC. (formerly known as HCP, Inc.), a corporation duly organized and existing under the laws of the State of Maryland (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee, a national banking association organized and existing under the laws of the United States of America, as Trustee under the Indenture (as hereinafter defined) (the “Trustee”).

RECITALS OF THE COMPANY

A.            The Company and the Trustee are parties to that certain Indenture, dated as of November 19, 2012 (the “Base Indenture”, and as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance of Securities to be issued in one or more series.

B.            Under Section 14.01 of the Base Indenture, the Company and the Trustee are authorized to enter into one or more indentures supplemental to the Base Indenture, without the consent of the Holders of Securities, in order to establish the forms and terms of Securities of any series pursuant to Section 3.01 of the Base Indenture.

C.            The Company desires to provide for the establishment of a new series of Securities under the Base Indenture to be known as the “2.125% Senior Notes due 2028” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture.

D.            Concurrent with the execution hereof, the Company has delivered to the Trustee an Officer’s Certificate and caused its counsel to deliver to the Trustee an Opinion of Counsel, each pursuant to Section 16.01 of the Base Indenture.

E.            The Company has done all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms.

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definition of Terms. Unless the context otherwise requires:

(a)           each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;

(b)           unless otherwise defined in the Indenture or the context otherwise requires, all terms used herein without definition which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(c)           the singular includes the plural and vice versa;

(d)           headings are for convenience of reference only and do not affect interpretation;

(e)           the words “herein”, “hereof” and “hereunder” and other words of similar import refer to the Indenture as a whole and not to any particular Article, Section or other subdivision;

(f)            a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated; and

(g)           the following terms have the meanings given to them in this Section 1.1(g):

“Capitalized Lease” means at any time any lease of Property which, in accordance with GAAP, would at such time be required to be capitalized on a balance sheet of the lessee.

“Consolidated EBITDA” means, for any period of time, the net income (loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period, before deductions for (without duplication):

(1)	Interest Expense;

(2)	taxes;

(3)	depreciation, amortization, and all other non-cash items, as determined reasonably and in good faith by the Company, deducted in arriving at net income (loss);

(4)	extraordinary items, including impairment charges;

(5)	non-recurring items or other unusual items, as determined reasonably and in good faith by the Company (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

(6)	noncontrolling interests;

(7)	income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and

(8)	gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges.

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For purposes of calculating Consolidated EBITDA, all amounts shall be as determined reasonably and in good faith by the Company, and in accordance with GAAP except to the extent that GAAP is not applicable with respect to the determination of all non-cash and non-recurring items.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its Subsidiaries prepared in accordance with GAAP.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of such Debt or other obligation, and “Incurrence” and “Incurred” have the meanings correlative to the foregoing.

“Interest Expense” means, for any period of time, the aggregate amount of interest recorded in accordance with GAAP for such period by the Company and its Subsidiaries, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) prepayment penalties, (iii) amortization of deferred financing costs, and (iv) non-cash swap ineffectiveness charges, in all cases as reflected in the applicable Consolidated Financial Statements.

“Latest Completed Quarter” means, as of any date, the then most recently ended fiscal quarter of the Company for which Consolidated Financial Statements of the Company have been completed, it being understood that at any time when the Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual and quarterly reports with the SEC, the term “Latest Completed Quarter” shall be deemed to refer to the fiscal quarter covered by the Company’s most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, the Company’s Annual Report on Form 10-K.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Real Estate Assets” means, as of any date, the real estate assets of such Person and its Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

“Secured Debt” means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries as of that date that is secured by a Lien on properties or other assets of the Company or any of its Subsidiaries.

“Total Assets” means, as of any date, the consolidated total assets of the Company and its Subsidiaries, as such amount would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP. “Total Assets” shall include Undepreciated Real Estate Assets and all other assets but shall exclude goodwill, and shall include the proceeds of the Debt or Secured Debt to be Incurred.

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“Total Unencumbered Assets” means, as of any date, Undepreciated Real Estate Assets of the Company and its Subsidiaries that are not subject to any Lien that secures Debt of any of the Company and its Subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon, plus all other assets of the Company and its Subsidiaries as all such amounts would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP plus the proceeds of the Debt or Secured Debt to be Incurred; provided, however, that “Total Unencumbered Assets” does not include net real estate investments under unconsolidated joint ventures of the Company and its Subsidiaries and does not include goodwill.

“Undepreciated Real Estate Assets” means, as of any date, the amount of real estate assets valued at original cost plus capital improvements.

“Unsecured Debt” means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries as of that date that is not Secured Debt.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1            Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture designated as the “2.125% Senior Notes due 2028,” which is not limited in aggregate principal amount. The initial aggregate principal amount of the Notes to be issued on November 24, 2021 under this Supplemental Indenture shall be $500,000,000 (except for Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.06, 3.07, 4.06 or 14.05 of the Base Indenture). Any additional amounts of Notes to be issued shall be set forth in an Officer’s Certificate.

Section 2.2            Maturity. The Stated Maturity of principal for the Notes shall be December 1, 2028.

Section 2.3            Further Issues. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes, but only if such additional Notes are issued as part of a “qualified reopening” for U.S. federal income tax purposes. Any such additional Notes shall have the same ranking, interest rate, maturity date and other terms as the outstanding Notes (other than the offering price, the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date). Any such additional Notes, together with the Notes herein provided for, shall constitute a single series of Securities under the Indenture.

Section 2.4            Form of Payment. The Notes shall be denominated in, and principal of, premium, if any, and interest on the Notes shall be payable in U.S. dollars.

Section 2.5            Global Securities and Denomination of Notes. Upon the original issuance, the Notes shall be represented by one or more Global Securities without coupons. The Company shall issue the Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof and shall deposit the Global Securities with the Trustee as custodian for DTC (which shall act as the Depositary for the Notes) in New York, New York, and register the Global Securities in the name of DTC or its nominee.

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Section 2.6            Interest. The Notes shall bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from November 24, 2021 at the rate of 2.125% per annum payable in cash semiannually in arrears; interest payable on each Interest Payment Date shall include interest accrued from November 24, 2021, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are June 1 and December 1, commencing on June 1, 2022; and interest shall be payable on any Interest Payment Date to the Person or Persons in whose name the Notes are registered at the close of business on the fifteenth calendar day preceding the relevant Interest Payment Date.

Section 2.7            Redemption. The Notes are subject to redemption at the option of the Company as set forth in the form of Note attached hereto as Exhibit A.

Section 2.8            Sinking Fund. The Notes are not subject to any sinking fund.

Section 2.9            Form of the Notes. The Notes shall have such other terms and provisions as are set forth in the form of certificate evidencing the Notes attached hereto as Exhibit A, all of which terms and provisions are incorporated by reference in and made a part of Article II to this Supplemental Indenture as if set forth in full herein.

Section 2.10          Place of Payment, Transfer and Exchange. Principal of, premium, if any, and interest on the Notes shall be payable, Notes may be presented for registration of transfer or exchange, and notices and demands to or upon the Company in respect of the Notes may be made, at the Corporate Trust Office of the Trustee.

Section 2.11          Execution, Authentication, Delivery and Dating. For purposes of the Notes, Section 3.03(a) of the Base Indenture is deleted in its entirety and replaced with the following:

“Section 3.03(a). The Securities shall be executed in the name and on behalf of the Company by the manual or facsimile signature of its Chairman of the Board of Directors, its Chief Executive Officer, its President, its Chief Financial Officer, its Chief Legal Officer, any of its Vice Presidents or its Treasurer. If the Person whose signature is on a Security no longer holds that office at the time the Security is authenticated and delivered, the Security shall nevertheless be valid.”

ARTICLE III

ADDITIONAL COVENANTS APPLICABLE TO THE NOTES

Section 3.1            Limitations on the Incurrence of Debt.

(a)           The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt would exceed 60% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired or to be acquired in exchange for proceeds of any securities offering, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

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(b)           The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Secured Debt if, immediately after giving effect to the Incurrence of such additional Secured Debt and any other Secured Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt would exceed 40% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired or to be acquired in exchange for proceeds of any securities offering, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

(c)           The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the ratio of Consolidated EBITDA to Interest Expense for the four consecutive fiscal quarters ending with the Latest Completed Quarter would be less than 1.50 to 1.00 on a pro forma basis and calculated on the assumption (without duplication) that:

(i)            the additional Debt and any other Debt Incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period to the date of determination, which was outstanding at the date of determination, had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period; provided that in determining the amount of Debt so Incurred, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period;

(ii)           the repayment or retirement of any other Debt repaid or retired by the Company or any of its Subsidiaries since the first day of such four-quarter period to the date of determination had occurred at the beginning of that period; provided that in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period; and

(iii)          in the case of any acquisition or disposition of any asset or group of assets (including, without limitation, by merger, or stock or asset purchase or sale) or the placement of any assets in service or removal of any assets from service by the Company or any of its Subsidiaries since the first day of such four-quarter period to the date of determination, the acquisition, disposition, placement in service or removal from service and any related repayment or refinancing of Debt had occurred as of the first day of such period, with the appropriate adjustments to Consolidated EBITDA and Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

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Section 3.2            Maintenance of Total Unencumbered Assets. The Company and its Subsidiaries shall maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.

Section 3.3            Reports by the Company.

For so long as the Notes are outstanding, the Company shall:

(a)           file with or deliver to the Trustee, within 15 days after the Company is required to file the same with the Securities and Exchange Commission (the “SEC”), copies of the annual and quarterly reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports with the SEC pursuant to either Section 13 or Section 15(d) of the Exchange Act, then the Company will file with or deliver to the Trustee and the SEC, in accordance with any other rules and regulations that may be prescribed from time to time by the SEC, such annual and quarterly reports and supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange, as may be prescribed from time to time by the SEC in such rules and regulations; or

(b)           if at any time the Company is not subject to Section 13 or 15(d) of the Exchange Act and the Company is not providing annual and quarterly reports and supplementary and periodic information, documents and reports to the SEC and the Trustee pursuant to Section 3.3(a) of this Supplemental Indenture, the Company will, at its option, either (i) post on a publicly available website or (ii) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”), within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying disclosure described in Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, required to be filed with the SEC if the Company were subject to Section 13(a) or 15(d) of the Exchange Act. If the Company elects to furnish such reports via a Confidential Datasite, access to the Confidential Datasite will be provided promptly upon request to Holders and beneficial owners of, and bona fide potential investors in, the Notes as well as securities analysts and market makers and no such request for access to the Confidential Datasite will be unreasonably denied.

Any such report, information or document that the Company files with or furnishes to the SEC through the SEC’s Electronic Data Gathering Analysis and Retrieval system (or any successor thereto) (“EDGAR”) shall be deemed filed with the Trustee for purposes of Section 3.3(a) and (b) of this Supplemental Indenture at the time of such filing or furnishing through EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the Company’s covenants of the Indenture relating to the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

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Section 3.4            Additional Covenants.

With respect to the Notes, the covenants set forth in Sections 3.1 and 3.2 of this Supplemental Indenture supplement those covenants set forth in Article VI of the Base Indenture and the covenant set forth in Section 3.3 of this Supplemental Indenture replaces in its entirety the covenant set forth in Section 10.02 of the Base Indenture and with respect to the Notes, all references to Section 10.02 of the Base Indenture contained in the Base Indenture and this Supplemental Indenture shall be deemed to refer to Section 3.3 of this Supplemental Indenture.

ARTICLE IV

EVENTS OF DEFAULT

Section 4.1            Events of Default.

The term “Event of Default” as used in the Indenture with respect to the Notes shall include the following described event in addition to those set forth in Section 7.01 of the Base Indenture:

(i)            if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt (including obligations under Capitalized Leases) of the Company (including an Event of Default with respect to any Outstanding Securities of any series other than the Notes) in an aggregate amount in excess of $50,000,000, whether such Debt now exists or shall hereafter be created, shall happen and shall result in such Debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled within ten days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled.

ARTICLE V

DEFEASANCE

Section 5.1            Defeasance upon Deposit of Moneys or U.S. Government Obligations.

At the Company’s option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the Notes on the first day after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 6.08 or 10.02 of the Base Indenture and Sections 3.1, 3.2 and 4.1 of this Supplemental Indenture with respect to the Notes at any time after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied.

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ARTICLE VI

ORIGINAL ISSUANCE OF NOTES

Section 6.1            Original Issue of Notes. The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver such series of Notes as in such Company Order provided.

Section 6.2            Appointment of Agents. The Trustee shall initially be the Registrar and Paying Agent for the Notes.

ARTICLE VII

MISCELLANEOUS

Section 7.1            Applicability of Supplemental Indenture. Each and every term and condition contained in this Supplemental Indenture shall apply to the Notes issued on the date hereof or hereafter, but not to any other series of Securities issued or to be issued under the Indenture. Except as specifically amended and supplemented by, or to the extent inconsistent with, this Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 7.2            Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to these Notes.

Section 7.3            Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 7.4            Governing Law. This Supplemental Indenture and each Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 7.5            Separability. In case any provision in this Supplemental Indenture or in any of the Notes of this series shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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Section 7.6            Counterparts; Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 7.7            Electronic Communications. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (for the purposes of this Section, “Instructions”) given pursuant to the Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing authorized officers and containing specimen signatures of such authorized officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an authorized officer listed on the incumbency certificate provided to the Trustee have been sent by such authorized officer. The Company shall be responsible for ensuring that only authorized officers transmit such Instructions to the Trustee and that the Company and all authorized officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 7.8            FATCA. The Company agrees (i) to provide the Trustee with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, for which the Trustee shall not have any liability.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

HEALTHPEAK PROPERTIES, INC., as Issuer

By:	/s/ Peter A. Scott
Name:	Peter A. Scott
Title:	Chief Financial Officer

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M Kusch
Name:	Lawrence M Kusch
Title:	Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A

No. R-[•]

CUSIP NO. 42250P AD5 ISIN NO. US42250PAD50	PRINCIPAL AMOUNT

$[ ]

HEALTHPEAK PROPERTIES, INC.

2.125% SENIOR NOTES DUE 2028

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH SHALL BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

HEALTHPEAK PROPERTIES, INC. (formerly known as HCP, Inc.), a Maryland corporation (the “Company”, which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [ ] Million Dollars ($[ ]) on December 1, 2028, and to pay interest thereon from November 24, 2021 or from the most recent interest payment date on which interest has been paid or duly provided for, semi-annually in arrears on June 1 and December 1 (each, an “Interest Payment Date”) of each year (or if such date is not a Business Day, on the next Business Day thereafter; no interest will accrue on such payment for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day), commencing June 1, 2022, at the rate of 2.125% per annum, until the entire principal amount hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the date that is 15 calendar days prior to such Interest Payment Date, whether or not a Business Day. Any such interest not so punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Record Date, and may either be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 calendar days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Payments of principal, premium, if any, and interest in respect of this Note will be made by the Company in immediately available funds.

Payment of the principal of and interest on this Note shall be payable at the Corporate Trust Office of The Bank of New York Mellon Trust Company, N.A., located at 240 Greenwich Street, 7th Floor, New York, New York 10286, or at such other office or agency of the Company maintained for that purpose in The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the Register or by wire transfer to an account designated by the Holder; and, provided, further, that so long as this Note is registered in the name of DTC or its nominee, principal and interest payments will be paid to DTC or its nominee, as the Holder, by wire transfer in same-day funds.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this 24th day of November, 2021.

Healthpeak Properties, Inc.,
a Maryland corporation

By:
Name:	Peter A. Scott
Title:	Chief Financial Officer

Attest:

By:
Name:	Troy E. McHenry
Title:	Chief Legal Officer and General Counsel

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Signatory

Dated: November 24, 2021

This Note is one of a duly authorized issue of securities designated as the “2.125% Senior Notes due 2028” (herein called the “Notes”) of Healthpeak Properties, Inc. (formerly known as HCP, Inc.), a Maryland Corporation, and any of its successors and assigns (the “Company”), issued as a series of securities under an indenture, dated as of November 19, 2012 (the “Base Indenture”), as supplemented by the Twelfth Supplemental Indenture, dated as of November 24, 2021 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Notes). Reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of securities of the Company originally limited (subject to exceptions provided in the Indenture) in aggregate principal amount to $500,000,000; however, from time to time, without giving notice or seeking consent of the Holders of the Notes, the Company may issue additional Notes of this series having the same ranking, interest rate and maturity and other terms as this Note (other than the offering price, the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date). All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Notes are not subject to any sinking fund.

Prior to the Par Call Date (as defined below), the Notes may be redeemed, at any time in whole or from time to time in part, at the option of the Company at a Redemption Price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed on that Redemption Date, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to, but excluding, the Redemption Date) that would be due if the Notes matured on the Par Call Date, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus, in either case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date; provided, however, that if the Company redeems the Notes on or after the Par Call Date, the Company may at its option redeem the Notes at any time in whole or from time to time in part at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date; provided, further, that installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Notes shall be payable on such Interest Payment Dates to the Holder of the Note at the close of business on the applicable Record Dates.

“Par Call Date” means the date that is October 1, 2028.

“Treasury Rate” means, the arithmetic mean (rounded to the nearest one-hundredth of one percent) of the yields displayed for each of the five most recent days published in the most recent Statistical Release under the caption “Treasury constant maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes (assuming the Notes mature on the Par Call Date) as of the Redemption Date. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. The Treasury Rate will be calculated by the Company on the third Business Day preceding the date the applicable notice of redemption is given. For the purpose of calculating the Treasury Rate, the most recent Statistical Release published prior to the date of calculation of the Treasury Rate shall be used.

“Statistical Release” means that statistical release designated “H.15” or any successor publication published daily by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, or, if such release (or any successor publication) is no longer published at the time of any calculation under the Indenture, then such other reasonably comparable index the Company designates.

The Company may redeem the Notes in increments of $1,000 so long as, in the case of any Note redeemed in part, the unredeemed principal amount thereof is $2,000 or an integral multiple of $1,000 in excess thereof. If the Company redeems less than all of the Notes, the Notes to be redeemed will be selected in accordance with the procedures of DTC. The Company will cause notices of redemption to be delivered at least 15 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address or by delivery to DTC for posting through its Legal Notice Service (“LENS”) or a successor system thereof.

If this Note is to be redeemed in part only, the notice of redemption that relates to this Note will state the portion of the principal amount thereof to be redeemed. The Company will issue a Note in principal amount equal to the unredeemed portion of this Note in the name of the Holder hereof upon cancellation of the original Note. Any Notes called for redemption will become due on the Redemption Date. On or after the Redemption Date, interest will cease to accrue on the Notes or portions of them called for redemption. A notice of redemption may be conditional.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have any right to institute any action, suit or proceeding at law or in equity for the execution of any trust under the Indenture or for the appointment of a receiver or for any other remedy under the Indenture, in each case with respect to an Event of Default with respect to the Notes, unless such Holder previously shall have given to the Trustee written notice of one or more of the Events of Default with respect to the Notes, and unless also the Holders of 25% or more in principal amount of the Notes then Outstanding shall have requested the Trustee in writing to take action in respect of the matter complained of, and unless also there shall have been offered to the Trustee security and indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after receipt of such notification, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided, however, that the foregoing shall not affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note to the Holder at the due date herein stated, or affect or impair the right, which is also absolute and unconditional, of the Holder to institute suit to enforce the payment thereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes to waive, in certain circumstances, on behalf of all Holders of the Notes, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any and interest on, this Note at the times, places and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered on the Register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for the purpose in any place where the principal of, premium, if any and interest on this Note are payable, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee and the Registrar duly executed by the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Note may be transferred, in whole but not in part, only to a nominee of DTC, or by a nominee of DTC to DTC, or to a successor to DTC for such Global Security selected or approved by the Company or to a nominee of such successor to DTC. If at any time DTC notifies the Company that it is unwilling or unable to continue as Depositary for the Notes or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and any other applicable statute and regulation, if so required by applicable law or regulation, the Company shall appoint a successor Depositary with respect to the Notes. If (a) a successor Depositary for the Notes is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, as the case may be, (b) an Event of Default has occurred and is continuing, or (c) the Company, in its sole discretion, determines at any time that all Notes (but not less than all) of this series shall no longer be represented by such Global Note or Notes and executes and delivers to the Trustee an Officer’s Certificate stating that the Notes shall be so exchangeable, then the Company shall execute, and the Trustee shall authenticate and deliver, definitive Notes of like series, rank, tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of such Note or Notes.

The Notes are issuable only in registered form without coupons and may be sold in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series in authorized denominations as requested by the Holders surrendering the same. No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may in certain circumstances require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee or any of their agents shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any of their agents shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Indenture shall cease to be of further effect with respect to the Notes (subject to the survival of certain provisions thereof), (ii) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions), or (iii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company satisfies certain conditions provided in the Indenture.

No recourse shall be had for the payment of the principal of, premium, if any, or interest on, this Note or for any claim based hereon or otherwise in respect hereof or of the Debt represented hereby, or upon any obligation, covenant or agreement of the Indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and this Note are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, because of the incurring of the Debt pursuant to this Note or under or by reason of any of the obligations, covenants, promises or agreements contained in the Indenture or in this Note, or to be implied herefrom, and that all liability, if any, of that character against every such incorporator, stockholder, officer and director is, by the acceptance of this Note and as a condition of, and as part of the consideration for, the execution of the Indenture and the issue of this Note expressly waived and released.

THE INDENTURE AND THE NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM
FOR VALUE RECEIVED, THE UNDERSIGNED HEREBY
SELLS, ASSIGNS AND TRANSFERS TO

PLEASE INSERT SOCIAL
SECURITY OR OTHER IDENTIFYING
NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address
including Zip Code of Assignee)

the within Note of                                          and                                           hereby does irrevocably constitute and appoint

Attorney to transfer said Note on the books of the within-named Company with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.